Exhibit 10.6

NON-EMPLOYEE DIRECTOR

DEFERRED STOCK UNIT AWARD

Award Number:

Award Date	Number of Units

THIS CERTIFIES THAT UnitedHealth Group Incorporated (the “Company”) has on the award date specified above (the “Award Date”) granted to

«Name»

(“Participant”) an award (the “Award”) to receive that number of deferred stock units (the “Deferred Stock Units”) indicated above in the box labeled “Number of Units,” each Deferred Stock Unit representing the right to receive one share of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), subject to the terms and conditions contained in this Award and the UnitedHealth Group Incorporated 2011 Stock Incentive Plan, as amended (the “Plan”). A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

* * * * *

1. Rights of the Participant with Respect to the Deferred Stock Units. The Deferred Stock Units granted pursuant to this Award do not and shall not entitle Participant to any rights of a shareholder of Common Stock. No shares of Common Stock shall be issued to Participant in settlement of Deferred Stock Units prior to the time specified in Section 3.

2. Vesting. The Deferred Stock Units granted pursuant to this Award are 100% vested as of the Award Date.

3. Conversion of Deferred Stock Units; Issuance of Common Stock. Upon Participant’s departure from the Company’s Board of Directors for any reason (with such departure being considered a “separation from service” as set forth in Treasury Regulation Section 1.409A-1(h)) (“Departure Date”), the Company shall promptly cause to be issued shares of Common Stock in Participant’s name (or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be), in payment of whole Deferred Stock Units. In no event shall settlement occur later than ninety (90) days following Participant’s Departure Date, unless such payment is deferred in accordance with the terms and conditions of the Company’s non-qualified deferred compensation plans and in compliance with Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Code Section 409A”).

4. Restriction on Transfer. Participant may not transfer the Deferred Stock Units except by will or by the laws of descent and distribution or pursuant to a domestic relations order as described in the Internal Revenue Code or Title I of the Employee Retirement Income Security Act (or the rules promulgated thereunder). Any attempt to otherwise transfer the Deferred Stock Units shall be void. Participant may specify to whom the Company shall deliver any such shares of Common Stock which are otherwise payable to Participant in settlement of such Deferred Stock Units, subject to the requirements of any applicable law.

5. Dividend Equivalents. If a cash dividend is declared and paid by the Company with respect to the Common Stock, the Participant shall be credited as of the applicable dividend payment date with an additional number of Deferred Stock Units (the “Dividend Units”) equal to (A) the total cash dividend the Participant would have received had the Participant’s Deferred Stock Units (and any previously credited Dividend Units with respect thereto) been actual shares of Common Stock, divided by (B) the Fair Market Value of a share of Common Stock as of the applicable dividend payment date, rounded up to the nearest whole number if the calculation results in a fraction. As of the conversion date pursuant to Section 3, the number of Dividend Units paid on the Deferred Stock Units converting on such conversion date shall also convert into the form of shares of Common Stock. The terms of this Award certificate shall apply to all Dividend Units paid on the Deferred Stock Units.

6. Adjustments to Deferred Stock Units. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stock would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award, the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award; provided, however, that the number of shares into which the Deferred Stock Units may be converted shall be rounded up to the nearest whole number. Without limiting the foregoing, if any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another entity, or the sale of all or substantially all of the Company’s assets to another entity, shall be effected in such a way that holders of the Company’s Common Stock shall be entitled to receive stock, securities, cash or other assets with respect to or in exchange for such shares, Participant shall have the right to receive upon the terms and conditions specified in this certificate and in lieu of the shares of Common

Stock of the Company immediately theretofore receivable upon the settlement of the Deferred Stock Units, with appropriate adjustments to prevent diminution or enlargement of benefits or potential benefits intended to be made available under the Award, such shares of stock, other securities, cash or other assets as would have been issued or delivered to Participant if Participant had received such shares of Common Stock prior to such reorganization, reclassification, consolidation, merger or sale. The Company shall not effect any such reorganization, consolidation, merger or sale unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such reorganization, consolidation or merger or the entity purchasing such assets shall assume by written instrument the obligation to deliver to Participant such shares of stock, securities, cash or other assets as, in accordance with the foregoing provisions, Participant may be entitled to receive.

7. Miscellaneous.

(a) No Other Rights. This Award does not confer on Participant any right with respect to the continuance of any relationship with the Company or its Affiliates.

(b) Unfunded Award. Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

(c) Compliance with Securities Laws. The Company shall not be required to deliver any shares of Common Stock underlying any Deferred Stock Units until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable have been and continue to be satisfied (including an effective registration of the shares under federal and state securities laws). The Company will use its best efforts to complete all actions necessary for such compliance so that settlement can occur within the period specified in Section 3; provided that if such compliance causes settlement within such period to be administratively impractical within the meaning of Treasury Regulation Section 1.409A-1(b)(4)(ii), settlement shall occur as soon as administratively practical. To the extent an Award is subject to Code Section 409A, settlement shall occur at the earliest date at which the Company anticipates that such settlement will not cause a violation of applicable law.

(d) Document Conflict. An original record of this Award and all the terms hereof is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

(e) Severability. If a court or arbitrator decides that any provision of this Award is invalid or overbroad, Participant agrees that the court or arbitrator should narrow such provision so that it is enforceable or, if narrowing is not possible or permissible, such provision should be considered severed and the other provisions of this Award should be unaffected.

(f) Entire Agreement; Modification. This Award document and the Plan constitute the entire agreement between the parties with respect to the terms and supersede all prior or written or oral negotiations, commitments, representations and agreements with respect thereto. The terms and conditions set forth in this Award document may only be modified or amended in a writing, signed by both parties.

(g) Governing Law. The validity, construction and effect of this Award and any rules and regulations relating to this Award shall be determined in accordance with the laws of the State of Minnesota (without regard to its conflict of law principles).

(h) Code Section 409A.

(i) It is intended that any amounts payable under the Award shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Participant to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Award certificate shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participant.

(ii) Notwithstanding any provision of this Award certificate to the contrary, if payment of the Deferred Stock Units is triggered by Participant’s separation from service (within the meaning of Section 409A of the Code) and, as of the date of such separation from service, Participant is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to procedures adopted by the Company), Participant shall not be entitled to such payment of the Deferred Stock Units until the earlier of (i) the date which is six (6) months after Participant’s separation from service for any reason other than death, or (ii) the date of Participant’s death. Any amounts otherwise payable to Participant upon or in the six (6) month period following Participant’s separation from service that are not so paid by reason of this Section 7(h)(ii) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Participant’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Participant’s death). The provisions of this Section 7(h)(ii) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

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